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DoubleClick Inc.

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This filing consists of (1) an email sent by Kevin P. Ryan, Chief Executive Officer of DoubleClick Inc., to DoubleClick employees on April 25, 2005, (2) an Employee FAQ distributed to DoubleClick employees on April 25, 2005 and (3) the press release announcing the proposed merger.

Email to Employees of DoubleClick Inc.

To: DoubleClick Employees
From: Kevin Ryan, Chief Executive Officer
Subject: Important News on DoubleClick
Date: April 25, 2005

As you know, six months ago the Board of Directors along with the executive team began the process of exploring strategic options to maximize shareholder value. During that time we spoke to many potential partners, both strategic and private, in order to explore all possible scenarios for the company. Our goal was to find the best solution that would allow us to maximize shareholder value while ensuring that we had the ability to continue to provide our customers with industry leading technology and data marketing products.

I am very excited to let you know that this morning we will announce that Hellman & Friedman has agreed to acquire DoubleClick Inc. in an all-cash deal for $8.50 per share. Hellman & Friedman LLC is a San Francisco-based private equity investment firm with additional offices in New York and London. Since its founding in 1984, the Firm has raised and managed over $8 billion of committed capital and invested in approximately 50 companies. Hellman & Friedman is one of the few private equity firms with a focused effort in the marketing services and software industries. They have invested in and helped build outstanding companies in these sectors, such as Blackbaud, Inc. (BLKB), Digitas, Inc. (DTAS), and Young & Rubicam. Hellman & Friedman believes in our vision and their goal is to help us execute that as effectively and efficiently as possible.

Following the close we will be able to have all internal resources focused on our two divisions: Tech and Data. At the close, David Rosenblatt will become the CEO of the Technology division, and Brian Rainey will become the CEO of the Data division. I will continue to be the CEO until the closing. After the closing I will be stepping down to pursue other opportunities. A new board of directors and chairman will be appointed post closing to oversee the two divisions.

Overall this is great news for the company and for you as employees. We will be holding employee meetings today in order to spend more time on the news and answer any questions you may have. For EMEA, that meeting will be held at 8:00 a.m. ET; for North America a meeting will take place at 11:00 a.m. ET, and for APAC a meeting will take place at 8:00 p.m. ET. More information on locations and dial-in numbers to follow.

I know this is a big change and you may be feeing anxious about it, but I want you to know that, as someone who has been here from the beginning, I believe this is the best move for DoubleClick, its employees and customers. Over the last nine years we’ve done many things that changed our capital structure in some way, from bringing in venture capital investors, going public, acquiring numerous companies, and selling divisions — this is one more step along the way.

Attached is a copy of today’s press release along with an FAQ. I am looking forward to addressing you shortly.

Kevin

Employee FAQ

1.	What does today’s announcement mean?

This morning we announced that an investment fund of Hellman & Friedman LLC has agreed to acquire DoubleClick in an all-cash deal. Hellman & Friedman will be paying $8.50 for each share of DoubleClick common stock. In total, the consideration to be paid to DoubleClick shareholders is approximately $1.1 billion.

2.	Who is Hellman & Friedman?

Hellman & Friedman LLC is a San Francisco-based private equity investment firm with additional offices in New York and London. Since its founding in 1984, the Firm has raised and managed over $8 billion of committed capital and invested in approximately 50 companies. Hellman & Friedman is one of the few private equity firms with a focused effort in the marketing services and software industries. Hellman & Friedman has invested in and helped build outstanding companies in these sectors, such as Blackbaud, Inc. (BLKB), Digitas, Inc. (DTAS), and Young & Rubicam. For more information on Hellman & Friedman, visit www.hf.com.

Hellman & Friedman is joined by JMI Equity, who will also provide equity capital. JMI Equity, based in San Diego and Baltimore, is a private equity firm exclusively focused on investments in the software and business services industries. Founded in 1992, JMI manages approximately $400 million and has invested in 60 companies throughout North America. For more information on JMI Equity, visit www.jmiequity.com

3.	Is Hellman & Friedman acquiring the entire company or just certain divisions?

The entire company is being acquired.

4.	When will the transaction close? What happens between now and close?

We anticipate that the transaction will close in the third quarter. Over the next few months there will be a shareholder vote to approve the transaction. All DoubleClick employees who hold stock (either directly or through the 401(k) Plan) will be entitled to vote on the transaction. There are also possible regulatory reviews and closing conditions to which the transaction is subject.

Between now and the closing nothing will change from a business standpoint. However, there are a number of things that we will not be allowed to do between sign and close. Over the coming days, we will be providing additional information to managers. In the meantime, please contact Legal if you have any questions.

During the next few months, Hellman & Friedman will want to understand more about our business and our people, so they will be meeting with many members of the senior management team. This will ensure that upon closing they have an intimate understanding of our business and are fully aware of the skill sets within each group.

5.	Will there be layoffs as a result of the acquisition?

Overall, Hellman & Friedman believes that a strong management team and dedicated employees are critical keys to success for the business. However, certain functions may require restructuring.

6.	Will there be a restructuring prior to the close of the deal?

We do not anticipate any significant restructurings at this time.

7.	How long will DoubleClick’s severance plan remain intact?

Hellman & Friedman has agreed to keep DoubleClick’s current severance plan in effect for at least six months following the closing of the transaction. This means that U.S. employees who are severed within the first six months after the date of the closing will be paid severance in accordance with DoubleClick’s current severance plan. After that time, Hellman & Friedman will work with management to create a replacement for DoubleClick’s severance plan, which, once in place, would govern such severance matters. You will be able to hear more about any such plan after the closing. For employees in other countries, following the closing, employees will be entitled to severance in accordance with the terms of their contracts and the notice periods in those countries.

8.	As part of the transaction, what happens to my stock options? What happens to the stock option plan after the closing?

Upon the closing of the transaction, all of DoubleClick’s stock option plans will be terminated and all outstanding options to purchase DoubleClick stock will fully vest and become exercisable for an amount equal to $8.50 per share. Therefore, employees with options having an exercise price below $8.50 will receive the difference in cash between $8.50 and the option exercise price for each option. Employee options having an exercise price above $8.50 will be cancelled. Option holders will receive important documentation that will describe the treatment of, and payment for, options and will provide instructions for receiving payment for their options.

In addition, subject to DoubleClick’s Securities Trading Policy, you will be permitted to exercise options prior to the closing of the transaction.

9.	What happens to my shares of DoubleClick stock held in the Employee Stock Purchase Plan (ESPP)? Will the ESPP continue after the closing?

Prior to closing of the transaction, employees that participate in the ESPP will be permitted to remain in the plan. However, pursuant to the terms of the ESPP, employees will not be permitted to join the ESPP going forward. The ESPP will be terminated on the earlier of the closing of the transaction or as of July 31, 2005, which is the end of the current purchase period under the ESPP.

If the closing of the transaction occurs prior to July 31, 2005, shares of DoubleClick stock held in the ESPP will be converted into the right to receive $8.50 per share in cash upon the closing. ESPP participants will receive additional documentation that will describe the treatment of shares held in the ESPP. If the closing of the transaction occurs after July 31, 2005, the ESPP will already have been terminated and participants in the ESPP will already have received a distribution of their ESPP shares from the current purchase period, which (i) subject to the DoubleClick securities trading policy, you may sell in the open market prior to closing, or (ii) will be converted into $8.50 per share upon the closing.

10.	What happens to DoubleClick’s benefit plans after the close?

Hellman & Friedman will be evaluating DoubleClick’s benefit plans, including DoubleClick’s 401(k) plan, and determine what are the best benefit plans to serve employees’ needs going forward after the closing of the transaction.

11.	What happens to the employer match under the 401(k) plan? What happens to the DoubleClick shares in the plan?

There will be no changes to the DoubleClick 401(k) plan (including the employer match) prior to the closing of the transaction. Upon the closing, your 401(k) plan account will receive $8.50 in cash for each share of DoubleClick stock allocated to your account in the 401(k) plan. This cash will then be invested in the other investment options in the 401(k) plan in accordance with your instructions.

12.	Does this news impact August bonuses?

With respect to the August bonus payment, the 2005 Corporate Bonus Plan will remain in place. As with any bonus, the August bonus is contingent on the Company’s and your individual performance. After the closing, Hellman & Friedman will work with management to determine what bonus plans might be appropriate for the company.

13.	What is going to happen with the sabbatical program?

Employees who are entitled to their sabbatical benefits prior to closing will receive this benefit. Following the closing, the sabbatical program will be evaluated along with the entire benefits program by Hellman & Friedman.

14.	What happens to the PTO policy?

Following the closing, you will be permitted to use any accrued personal, sick or vacation time. If Hellman & Friedman changes the PTO policy following the closing, the changes will apply on a going forward basis. Additionally, after the closing, employees will be paid for PTO that they have accrued and could not take upon termination of their employment.

15.	How does the announcement impact my job? Will my compensation change?

In general, our day-to-day activities will not change and it will be business as usual. Hellman & Friedman has agreed to provide total compensation packages no less favorable than current compensation packages for at least six months after the closing. After the closing of the transaction, Hellman & Friedman will review our policies and benefits to determine if they want to change any in the future.

16.	What will happen to DoubleClick’s sales commission plans? Will I get the commission I am entitled to under the current plans after closing?

Following the closing, Hellman & Friedman will pay commissions earned prior to the closing in accordance with existing plans. However, Hellman & Friedman may evaluate the commission plans along with the entire benefits program.

17.	Will all offices remain open after the deal closes?

Over the next few months, Hellman & Friedman will work with management to evaluate all operations of the business and determine what is most appropriate for the Company’s needs going forward. You should expect to hear more after the closing.

18.	Why did this process take so long?

When we announced that we were exploring options to increase shareholder value, we stated that we were going to explore multiple scenarios. Over the last six months the Board carefully explored a number of options, including a sale of part of the Company, as well as a sale of the entire Company. In that process the Board spoke to a large number of potential partners, including both private equity firms and strategic companies. We then diligently narrowed down potential buyers to those that would be the best fit, which required several months of discussions and negotiations. After completing that process, the Board of Directors concluded that Hellman & Friedman was the best option to pursue.

19.	How did we arrive at a price of $8.50 per share?

As mentioned above, we met with a large number of prospective partners.
Right before we announced in October of last year that we were exploring strategic options for the business, our stock was at $6.36 (on October 29, 2004). Based upon the strategic review process described above, the Board believes that this transaction represents a substantial value to shareholders.

20.	When does the trading window open up?

Thursday, April 28th. However, even after the trading window opens, all trading in DoubleClick securities remains subject to the DoubleClick Securities Trading Policy. In addition, Listed Employees, as always, need written permission from Legal prior to trading.

21.	Will employees be able to exercise their stock options between sign and close?

Yes, subject to DoubleClick’s Securities Trading Policy and to the extent they are currently vested without regard to the transaction. Full acceleration of employee stock options will not occur until the closing.

22.	Will the management team stay in place after the deal closes?

Kevin Ryan will remain CEO until the deal closes. After the closing, Kevin will pursue other opportunities outside of DoubleClick. At the close, David Rosenblatt will become the CEO of the Technology division, and Brian Rainey will become the CEO of the Data division. A new board of directors and chairman will be appointed post closing to oversee the two divisions.

Over the next few months we will be working on an organizational chart for each division in consultation with Hellman & Friedman. We anticipate that we will be ready to share this with you shortly after the closing.

23.	Will Hellman & Friedman issue new options after the close?

While this would be at the discretion of Hellman & Friedman, we do not anticipate that there will be a company-wide stock option program as DoubleClick will not be a public company.

24.	What will happen to the Company’s brands?

Both the DoubleClick and Abacus brands are critical assets of the Company and as such Hellman & Friedman has no plans to change them. However, in increasing individual focus on the continued success of each of the divisions, it will be important to create appropriate recognition for the values of each division’s brand.

25.	Does Hellman & Friedman have plans to formally separate Data & Tech into two companies?

Over the next several months Hellman & Friedman will be evaluating the business to ensure both divisions have the ability to grow effectively and efficiently. Any formal decisions, however, will be made following the closing.

26.	Why does it make sense for Hellman & Friedman to own DoubleClick?

Hellman & Friedman is one of the few private equity firms with a focused effort in the marketing services and software industries. Hellman & Friedman has invested in and helped build outstanding companies in these sectors, such as Blackbaud, Inc. (BLKB), Digitas, Inc. (DTAS), and Young & Rubicam. Hellman & Friedman’s strategy is to invest in superior business franchises and to be a value added partner to management.

Hellman & Friedman was interested in DoubleClick because they believe the Company has two leading franchises in online marketing services as well as data services, and that each is well suited to participate in the growth of its own marketplace. With over 20 years of experience in working with management teams and companies like DoubleClick, Hellman & Friedman understands the investment and tools needed to help DoubleClick be successful.

For customers, this is positive because it ends the period of uncertainty and the transition in ownership will be seamless. Hellman & Friedman will help the Company better focus on ensuring customer satisfaction. This will allow us to be in a better position to execute on our goals of technology and data marketing development and customer satisfaction.

27.	What is Hellman & Friedman’s vision for DoubleClick?

The vision does not change for either of the divisions. Hellman & Friedman is committed to pursuing the best strategy to maximize value for each division of the Company. They understand that this requires distinct investment and focus on the unique aspects of each business.

Hellman & Friedman’s track record of achieving strong results with other companies in the marketing space demonstrates their ability to invest effectively and focus on the key needs of each business.

28.	Are there certain things employees can and cannot do between today and when the deal closes?

In general, we will continue to operate the business in the ordinary course. In the coming days, we will be providing guidelines on this to your manager. In the meantime should you have any questions please contact Legal.

29.	What type of interaction will we have with Hellman & Friedman prior to the close of the deal?

Over the next few months, Hellman & Friedman will likely want to spend more time getting to know our business as well as our people. They believe that people are a critical part of making the future of the Company successful. We anticipate that senior managers will be meeting with Hellman & Friedman in order to help them better understand the organizational structure and roles of each group.

30.	Why a financial buyer vs. a strategic buyer?

Both types of buyers were considered. After analyzing indications of interest from both strategic and financial buyers, the Board of Directors felt that Hellman & Friedman represented the best option for shareholders, employees, and customers. Being privately-held will allow the Company to more rigorously focus on the two divisions of the Company.

31.	What does this deal mean for customers?

For customers, the ownership of the Company should have little impact on the services we take pride in providing. It simply means that instead of having thousands of public shareholders will now be privately held and our shares will no longer be publicly traded. It also means that DoubleClick will be more focused on providing tools to better help our customers achieve more profitable marketing results.

We do not expect that this transaction will impact the product roadmap. Hellman & Friedman is acquiring DoubleClick because they believe in the industry and the Company, and are committed to ensuring that DoubleClick continues to grow while maintaining an excellent level of customer service. DoubleClick’s senior management team has spent a great deal of time with Hellman & Friedman over the last few months in order to ensure there is a clear plan for each product set moving forward.

32.	When will customers be notified?

Customers will receive a letter this morning informing them of the announcement. In addition, there is a plan in place to contact customers and vendors/partners. Managers will provide you with additional information about this.

33.	Who should I refer calls to concerning press, analyst or investment inquiries?

All calls of this nature should be referred to Jennifer Miller. Please remember that we have a strict policy in place and that employees are not permitted to speak to press or analysts directly.

34.	How can I get further questions answered?

There will be employee meetings taking place throughout the day. In addition to attending those meetings, you should feel free to talk to your manager if you have further questions or send your questions to answers@doubleclick.net.

[DoubleClick Logo]	Hellman & Friedman LLC

FOR IMMEDIATE RELEASE

DOUBLECLICK CONTACT:	Jennifer Miller VP, Corporate Communications, DoubleClick jmiller@doubleclick.net 212-381-5705

HELLMAN & FRIEDMAN CONTACT:	Melissa Ma, Hellman & Friedman LLC 415-788-5111; mma@hf.com Steve Bruce, Abernathy MacGregor Group 212-371-5999; sb@abmac.com

DOUBLECLICK INC. ANNOUNCES AGREEMENT TO BE ACQUIRED BY HELLMAN & FRIEDMAN LLC
DoubleClick Shareholders to Receive $8.50 per Share;
Transaction Valued at $1.1 Billion

NEW YORK, NY and SAN FRANCISCO, CA, April 25, 2005 — DoubleClick Inc. (NASDAQ: DCLK), the leading provider of data and technology solutions for marketers, advertising agencies and web publishers, announced today that it has signed a definitive agreement to be acquired by Hellman & Friedman LLC, a San Francisco-based private equity firm. The transaction is expected to be completed in the third quarter.

Under the terms of the agreement, DoubleClick stockholders will receive $8.50 in cash for each share of DoubleClick common stock, representing a 10.6% premium over the average closing price of DoubleClick’s stock for the last thirty (30) trading days. The aggregate consideration to be paid to DoubleClick stockholders is approximately $1.1 billion. DoubleClick’s existing Zero Coupon Subordinated Notes due 2023 in the principal amount of $135 million will remain outstanding, subject to the rights of the holders to require DoubleClick to repurchase such notes at par following consummation of the transaction.
Investing alongside Hellman & Friedman will be JMI Equity, a San Diego-based venture capital firm exclusively focused on the software and business service industries. Hellman & Friedman and JMI Equity have previously partnered together on a number of software related investments, including Blackbaud Inc. (BLKB), Mitchell International, Inc., and Vertafore, Inc.

“This transaction provides great value to our stockholders and underscores the strength of our industry leading position and DoubleClick’s business model,” said Kevin Ryan, Chief Executive Officer, DoubleClick. “DoubleClick has two outstanding franchises with strong presence in their marketplaces,” said Philip Hammarskjold, Managing Director of Hellman & Friedman LLC. “They have powerful brand names, experienced management, and dedicated and skilled employees. We look forward to partnering with the DoubleClick team to help realize the Company’s significant opportunities for growth in both its online advertising and marketing and data businesses.”

Management will remain committed to working diligently to meet all customer needs. Following the closing, Mr. Ryan will step down as CEO to pursue other opportunities. At the closing, David Rosenblatt will continue to oversee the TechSolutions division as its CEO, and Brian Rainey will continue to lead the DataSolutions division as its CEO. A new board of directors and chairman will be appointed post closing.

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“This is a great outcome for our customers, shareholders and employees,” said David Rosenblatt, President, DoubleClick. “We are very excited to work with Hellman & Friedman to continue to invest in and develop our growing technology marketing services.”

“This transaction will allow us to continue to be more focused on providing industry-leading data marketing services to our customers,” said Brian Rainey, President and General Manager of Data Solutions, DoubleClick. “We believe our customers and employees will benefit from this new structure.”

The transaction has been approved by DoubleClick’s board of directors. The closing of the transaction is subject to various conditions, including approval by the stockholders of DoubleClick, the expiration of the applicable waiting period under the Hart-Scott-Rodino Act, the closing of debt financing arrangements set forth in a commitment letter received by Hellman & Friedman, and other customary closing conditions. A special meeting of DoubleClick’s stockholders will be scheduled as soon as practicable following the preparation and filing of the proxy materials with the Securities and Exchange Commission.

Lazard acted as financial advisor to DoubleClick in connection with the transaction. Wilmer Cutler Pickering Hale and Dorr LLP acted as legal advisor to DoubleClick in connection with the transaction. Bear Stearns acted as financial advisor and Simpson Thacher & Bartlett LLP acted as legal advisor to Hellman & Friedman and JMI Equity.

DoubleClick will host a conference call today, April 25, 2005 at 10:00 a.m. Eastern Time to discuss the transaction. A live webcast of the call will be accessible from ir.doubleclick.net, and a replay of the call will be archived on the website.

About DoubleClick
DoubleClick is the leading provider of solutions for advertising agencies, marketers, and web publishers to plan, execute, and analyze their marketing programs. DoubleClick’s marketing solutions (online advertising, search engine marketing, affiliate marketing, email marketing, database marketing, data management, and marketing resource management) help clients yield the highest return on their marketing dollar. In addition, the company’s marketing analytics tools help clients measure performance within and across channels. DoubleClick Inc. has global headquarters in New York City and maintains 22 offices around the world. For more information about DoubleClick, visit www.doubleclick.net.

About Hellman & Friedman LLC
Hellman & Friedman LLC is a San Francisco-based private equity investment firm with additional offices in New York and London. Since its founding in 1984, the Firm has raised and managed over $8 billion of committed capital and invested in approximately 50 companies. The Firm’s strategy is to invest in superior business franchises and to be a value-added partner to management in select industries, including media, software, information services, financial services, energy, and professional services. Hellman & Friedman is one of the few private equity firms with a focused effort in marketing services and software industries. Hellman & Friedman has invested in and helped build outstanding companies in these sectors, such as Blackbaud, Inc. (BLKB), Digitas, Inc. (DTAS), Mitchell International, Inc., Vertafore, Inc., and Young & Rubicam. For more information on Hellman & Friedman, visit www.hf.com.

About JMI Equity
JMI Equity, based in San Diego and Baltimore, is a private equity firm exclusively focused on investments in the software and business services industries. Founded in 1992, JMI manages approximately $400 million and has invested in 60 companies throughout North America. JMI invests in growing businesses. The Firm’s focus is on providing the first institutional capital to self-funded companies. JMI also invests in select recapitalization and management buyout financings. Representative investments include Unica Corporation, Eloqua Corporation, Blackbaud, Inc. (BLKB), Mitchell International, Mission Critical Software, NEON Systems, Inc. (NEON) and Transaction Systems Architects (TSAI). For more information on JMI Equity, visit www.jmiequity.com.

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Note to Investors

DoubleClick plans to file with the SEC and mail to its stockholders a Proxy Statement in connection with the transaction. The Proxy Statement will contain important information about DoubleClick, the transaction and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available.

Investors and security holders will be able to obtain free copies of the Proxy Statement (when available) and other documents filed with the SEC by DoubleClick through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from DoubleClick by contacting Investor Relations, DoubleClick, 111 Eighth Avenue, New York, NY, 10011, (212) 683-0001.

DoubleClick and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. Information regarding DoubleClick’s directors and executive officers is contained in DoubleClick’s Form 10-K for the year ended December 31, 2004 and its Proxy Statement dated April 26, 2004, which are filed with the SEC. As of March 31, 2005, DoubleClick’s directors and executive officers beneficially owned approximately 15.9 million shares, or 12%, of DoubleClick’s common stock.

Forward Looking Statements

Statements in this release regarding the proposed merger transaction, the expected effects, timing and completion of the proposed transaction and any other statements about DoubleClick’s future expectations, beliefs, goals, plans or prospects constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects, “estimates” and similar expressions) should also be considered to be forward looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements, including: the ability to consummate the proposed transaction due to the failure to obtain stockholder approval, the failure of the buyer to consummate the necessary debt financing arrangements set forth in a commitment letter received by Hellman & Friedman or the failure to satisfy other conditions to the closing of the proposed transaction, the ability to recognize the benefits of the transaction, intense competition in DoubleClick’s industry, lack of growth or decline in online advertising or marketing, changes in government regulation, failure to manage the integration of acquired companies, failure to successfully manage DoubleClick’s international operations and other risks that are contained in documents and the other factors described in DoubleClick’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the SEC. In addition, any forward-looking statements represent DoubleClick’s estimates only as of today and should not be relied upon as representing DoubleClick’s estimates as of any subsequent date. DoubleClick disclaims any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this release.

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Important Additional Information Will be Filed with the SEC

DoubleClick plans to file with the SEC and mail to its stockholders a Proxy Statement in connection with the transaction. The Proxy Statement will contain important information about DoubleClick, the transaction and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available. Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by DoubleClick through the web site maintained by the SEC at www.sec.gov.

In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from DoubleClick by contacting Investor Relations, DoubleClick Inc., 111 Eighth Avenue, New York, NY 10011, telephone: (212) 683-0001.

DoubleClick and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the merger agreement. Information regarding DoubleClick’s directors and executive officers is contained in DoubleClick’s Form 10-K for the year ended December 31, 2004 and its Proxy Statement dated April 26, 2004, which are filed with the SEC. As of March 31, 2005, DoubleClick’s directors and executive officers beneficially owned approximately 15.9 million shares, or 12%, of DoubleClick’s common stock.

Cautionary Note Regarding Forward-Looking Statements

Statements in this document regarding the proposed merger transaction, the expected effects, timing and completion of the proposed transaction and any other statements about DoubleClick’s future expectations, beliefs, goals, plans or prospects constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects, “estimates” and similar expressions) should also be considered to be forward looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the ability to consummate the proposed transaction due to the failure to obtain stockholder approval, the failure of the buyer to consummate the necessary debt financing arrangements set forth in a commitment letter received by Parent or the failure to satisfy other conditions to the closing of the proposed transaction, the ability to recognize the benefits of the transaction, intense competition in DoubleClick’s industry, lack of growth or decline in online advertising or marketing, changes in government regulation, failure to manage the integration of acquired companies, failure to successfully manage the DoubleClick’s international operations and other risks that are contained in documents and the other factors described in DoubleClick’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the SEC. In addition, any forward-looking statements represent DoubleClick’s estimates only as of today and should not be relied upon as representing DoubleClick’s estimates as of any subsequent date. DoubleClick disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this document.